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                                                                   EXHIBIT 24


                         THIS OPTION AGREEMENT is made as of
                           the       day of      , 199   .



BETWEEN:

         THE LOEWEN GROUP INC., a body corporate duly incorporated and existing under the laws of the Province of British Columbia and having its principal place of business at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8, or nominee,

         (the "Company")
                                            OF THE FIRST PART


AND:

                 , an employee of the Company or LGII (as hereinafter defined), residing in

         (the "Optionee")
                                            OF THE SECOND PART


WHEREAS:

A. The Optionee is a bona fide employee of the Company or its wholly owned United States subsidiary Loewen Group International, Inc. ("LGII");

B. The Company has adopted an Employee Stock Option Plan (the "Option Plan") for the purpose of promoting the interests of the Company by furnishing certain of its employees (or employees of LGII), as designated from time to time by the Company, with greater incentive to develop and promote the business and financial success of the Company and by furthering the identity of interest of such employees or directors with those

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of the shareholders generally of the Company, through share ownership in the
Company; and

C. The Company considers that the grant to the Optionee of options pursuant to the Option Plan will serve the purposes and assist in achieving the objectives of the Option Plan.

         NOW THEREFORE, in consideration of the premises and the mutual covenants set out below and for other good and valuable consideration, the parties agree as follows:


                               SECTION 1 - DEFINITIONS

         In this Agreement:

    (a) "directors" means the Board of Directors of the Company, as constituted from time to time;

    (b)  "Option" means any option to acquire Shares granted hereby;

    (c) "Option Period" means, with respect to any Option, the period within which the Option may be exercised;

    (d) "Personal Representative" of an Optionee means any trustee in bankruptcy of such Optionee, any receiver or receiver-manager of the property of such Optionee, any assignee for the benefit of the creditors of such Optionee, any execution creditor of such Optionee, the heir, executor, administrator, successor, legal representative, assign or committee of such Optionee, or any other person who stands in a like relationship to such Optionee;

    (e) "Option Plan" means the Employee Stock Option Plan adopted by the Company as of November 21, 1986, as amended or modified from time to time pursuant to the terms thereof;

    (f)  "Shares" means the Common Shares in the capital stock of the Company.

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                               SECTION 2 - GRANT, PRICE

    (a) Subject to the provisions of this Agreement, the Company hereby grants to the Optionee the Options listed below, which Options are exercisable in the manner and on the terms set out in this Agreement:

         (i)  an option to acquire      Shares exercisable at any time
              commencing after the date that is      months after the date of
              this Agreement and terminating as provided in Section 3;

         (ii) an option to acquire      Shares exercisable at any time
              commencing after the date that is      months after the date of
              this Agreement and terminating as provided in Section 3;

         (iii)  an option to acquire      Shares exercisable at any time
                commencing after the date that is      months after the date
                of this Agreement and terminating as provided in Section 3;

         (iv) an option to acquire      Shares exercisable at any time
              commencing after the date that is      months after the date of
              this Agreement and terminating as provided in Section 3; and

         (v)  an option to acquire      Shares exercisable at any time
              commencing after the date that is      months after the date of
              this Agreement and terminating as provided in Section 3.

    (b)  The exercise price for the Options will be $     per share,
         dollars.


                          SECTION 3 - TERMINATION OF OPTION

         Each Option will expire and terminate at 11:59 p.m. (Pacific Standard time) upon the earliest to occur of the following:

    (a)  the day which is ten years after the date of this Agreement;

    (b) forty-five (45) days after the day the Optionee ceases to be an employee of the Company or LGII;

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    (c)  the day that the Optionee is declared bankrupt or makes any assignment for the benefit of his creditors, or the day of the appointment of a receiver or receiver-manager of the property of the Optionee; or

    (d) the day after a court appoints a committee of the estate of the Optionee on the grounds that he is incapable, by reason of physical or mental infirmity, of managing his affairs.


                      SECTION 4 - NON-TRANSFERABILITY OF OPTION

         Options are not transferable. Options that, at the date of Optionee's death, are exercisable in accordance with the terms of Section 2 of this Agreement, may be exercised by the Optionee's heirs or administrator or the executor or Trustee of his last will and testament as soon as is legally possible after the Optionee's death. Any such exercise may not take place more than two years after the date of the Optionee's death without the prior written consent of the Company, such consent not to be unreasonably withheld.


                                 SECTION 5 - EXERCISE

    (a) Subject to the terms and conditions of this Agreement, an Option may be exercised only by delivering to the Company, on any day within the Option Period in respect of that Option, written notice of such exercise. The notice will be signed by the Optionee and dated the date of exercise, will identify the Option being exercised, and state the exercise price pursuant to clause 2(b) preceding.

    (b) Each notice referred to in this section will be accompanied by full payment for the Shares being acquired under the Option, which payment will be made in lawful money of Canada or the United States as the case may be.

    (c) The delivery of notice and the required payment in respect of a validly exercisable Option will, provided they are in compliance with this section, constitute a sale on the date of delivery of the notice, and the Company so declares and agrees.

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    (d)  A certificate representing the Shares acquired by the Optionee will be issued and delivered to the Optionee by the Company as soon as practicable after receipt of the notice and payment.


                    SECTION 6 - ADJUSTMENT OF THE NUMBER OF SHARES

         The directors will adjust the number of Shares covered by any Option in a manner which is equitable to reflect any change in the capitalization of Company including, but not limited to, such changes as stock dividends, consolidations and subdivisions of shares or changes resulting from an amalgamation of the Company with one or more corporations. If any adjustment under this section would create a fractional share or a right to acquire a fractional share, such fractional share will be disregarded and the number of Shares covered by any Option will be the next lower whole number of Shares, rounding all fractions downward. The directors will adjust the exercise price under any Option in an equitable manner if the number of Shares covered by the Option is adjusted pursuant to this section. Each adjustment made by the directors pursuant to this section will be conclusive and binding on the Company and the Optionee.


                 SECTION 7 - COVENANTS AND AGREEMENTS OF THE COMPANY

         The Company will reserve or cause to be reserved for allotment from time to time out of the authorized but unissued Shares of the Company sufficient Shares for issue to the Optionee under all Options.


                    SECTION 8 - ADMINISTRATION OF THE OPTION PLAN

         The Options have been granted pursuant to the Option Plan administered by the Compensation Committee of the Board of Directors of the Company.


                           SECTION 9 - SPOUSES OF OPTIONEES

         If, upon the occurrence of one or more of the following events:

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    (a)  the execution of a separation agreement between the Optionee and his spouse (as defined in any applicable legislation);

    (b) the making of a declaratory judgement that the Optionee and his spouse have no reasonable prospect of reconciliation with each other;

    (c) the making of an order for dissolution of the marriage of the Optionee or the judicial separation of the Optionee from his spouse; or

    (d) the making of an order declaring the marriage of the Optionee null and void,

or any similar event, there ensues any legal action to which the spouse of the Optionee seeks an order of the court declaring that such spouse is entitled to an interest in any Option granted hereby, then the Optionee will do all things reasonably necessary in order to ensure that his spouse will not obtain such an order, including indicating to the court his willingness to compensate his spouse for not obtaining such interest by offering to allow to such spouse a greater share of other family assets of equivalent value.


                                 SECTION 10 - NOTICES

         Any notice relating to this Agreement will be in writing and will be deemed to have been delivered if mailed by prepaid registered mail or certified mail:

    (a) if to the Optionee, to his address as shown above, or upon notice of another address for the purposes of this Agreement, then to such other address as the Optionee will have most recently advised the Company by notice in writing given hereunder, and

    (b) if to the Company, to the Company's address as shown above, or to such other address as the Company will have most recently advised the Optionee by notice in writing given hereunder.

Any notice will be deemed to have been delivered to the party to whom it is addressed, if delivered, when delivered, and if mailed, on the third business day (exclusive of Saturdays, Sundays and statutory holidays) after the same is mailed as aforesaid provided that if, due to a disruption in mail service because of a labour dispute or for any other reason at the place of mailing or at its addressed destination or any intermediate point through which the

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mail is shipped, the mail is not picked up, dealt with, transmitted or delivered in its ordinary course, then a notice mailed as aforesaid will not be deemed to be delivered as aforesaid but will be deemed to be delivered when actually received.


                   SECTION 11 - SEVERABILITY OF INVALID PROVISIONS

         If all or any part of any provision of this Agreement should be found and determined to be invalid, illegal or unenforceable, the remainder of this Agreement will continue to be binding on the parties as if the provision or part thereof had been deleted from this Agreement.


                               SECTION 12 - ASSIGNMENT

         This Agreement may not be assigned in whole or in part by the Optionee.


                           SECTION 13 - BURDEN AND BENEFIT

         This Agreement will be binding upon the parties hereto and will enure to the benefit of and be binding upon the successors and assigns of the Company and will be binding upon the heirs, successors, legal representatives, executors, administrators and assigns of the Optionee. The Optionee acknowledges that all covenants of the Optionee hereunder will bind his Personal Representative, and any notices required or permitted to be delivered hereunder to the Optionee will be deemed to be delivered if delivered to or by the Personal Representative of the Optionee in accordance with the Provisions of this Agreement.


                             SECTION 14 - SECURITIES LAWS

         Upon exercise of the rights granted under this Agreement, the Optionee agrees that he will acquire Shares for investment only and will not transfer any Shares acquired pursuant to this Agreement so as to result in a distribution in violation of any applicable federal and state securities laws. The Optionee understands and agrees that any shares which may be issued pursuant to this Agreement may have such legends and restrictions on them and be subject to such stop-transfer instructions as the Company

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determines to be necessary or appropriate, and further agrees to execute such agreements regarding transfer of such Shares as the Company or its counsel may deem advisable. The Optionee agrees that the Company shall not be required to register any Shares acquired by the Optionee and that the Optionee may be required to hold such Shares indefinitely in the absence of registration or an exemption from registration under applicable securities laws.


                                  SECTION 15 - TIME

         Time will be of the essence in this Agreement.


                              SECTION 16 - LAW GOVERNING

         This Agreement will be governed by, and construed in accordance with, the laws of the Province of British Columbia, Canada.


                       SECTION 17 - INTERPRETATION OF AGREEMENT

         Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

         IN WITNESS WHEREOF, the Company has affixed its corporate seal in the presence of its authorized officers and the Optionee has hereunto set his hand and seal, all as of the year and day first above written.

BY THE COMPANY:
THE COMMON SEAL OF THE       )
COMPANY was hereunto         )
affixed in the presence of:  )                       C/S
                             )
                             )
Director                     )

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BY THE OPTIONEE:
SIGNED AND DELIVERED         )
by                           )
in the presence of:          )
                             )
                             )
Signature                    )
                             )
                             )
Name                         )
                             )
                             )
Address                      )
                             )
                             )
Occupation                   )